Exhibit 99.1

Theriva Biologics Announces Presentation of Safety and Pharmacokinetic Data from Cohort 1 of the Phase
1b/2a Clinical Trial of SYN-004 (ribaxamase) in Allogeneic Hematopoietic Cell Transplant Recipients

- Data presented at the 2023 Tandem Meetings: Transplantation & Cellular Therapy Meetings of ASTCT and CIBMTR -

-Analysis of patients receiving meropenem suggest that SYN-004 is well-tolerated with HCT and was not observed in blood samples from the majority of the evaluable patients -

Rockville, MD, February 16, 2023 – Theriva Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the presentation of blinded safety and pharmacokinetic (PK) data from the ongoing Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). These data will be featured in a poster presentation at the 2023 Tandem Meetings: Transplantation & Cellular Therapy Meetings of ASTCT and CIBMTR, being held in Orlando, Florida from February 15-19, 2023.

“SYN-004 (ribaxamase) is intended to address key limitations of broad-spectrum IV beta-lactam antibiotics and potentially improve treatment outcomes with this important and widely used class of therapeutics. We are encouraged by the favorable safety/tolerability profile and growing evidence from our initial meropenem (MER) cohort that supports the clinical advancement of SYN-004,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “With our collaborators at Washington University we plan to continue to explore the therapeutic potential of SYN-004 and its ability to reduce serious adverse events in patients with hematologic cancers undergoing allogeneic HCT. Dosing is now underway for Cohort 2, which is designed to evaluate SYN-004 in combination with piperacillin/tazobactam and we look forward to providing further updates on our progress.”

Cohort 1 of the study enrolled 19 patients who received at least 1 dose of study drug (SYN-004 or Placebo randomized 2:1). Twelve of these patients completed two doses of IV MER to be evaluable towards the study endpoints. While the study is on-going and remains blinded, key findings showcased in the poster presentation (#LBA6) titled “Interim Analysis of SYN-004 Phase 1b/2a Trial in Hematopoietic Cell Transplant (HCT) Recipients” include:

•	Adverse events (AEs) and serious adverse events (SAEs) observed in Cohort 1 were typical of those observed in allo-HCT patients and no AEs or SAEs were determined to be related to study drug treatment by the investigators.

•	Consistent with previous studies of SYN-004 in healthy volunteers, SYN-004 was not observed in blood samples from the majority of the evaluable patients.

•	Meropenem pharmacokinetics were as expected for this patient population.

Details on the poster can be found below.

•	Lead Author: Mark Schroeder, MD, Associate Professor of Medicine, Division of Oncology, Section of Bone Marrow Transplantation and Leukemia, Washington University School of Medicine in St. Louis

•	Session: (1460 – FPS 07) Retinoblastoma and Germ Cell Tumors

•	Date & Time: Available for digital viewing and in-person beginning Thursday, February 16 at 12:00 p.m. ET

•	Location: Virtually and in person at the Orlando World Center Marriott, Orlando, Florida

About the Phase 1b/2a Clinical Trial

The ongoing randomized, double-blinded, placebo-controlled Phase 1b/2a clinical trial is being conducted at Washington University School of Medicine in St. Louis. The trial is designed to evaluate the safety, tolerability, and potential absorption of oral SYN-004 (150 mg q.i.d. for a maximum of 28 days) into the systemic circulation of allogeneic HCT recipients who receive an IV antibiotic to treat fever. To mitigate risk, Cohort 1 of the study administered meropenem as the study-assigned antibiotic. Meropenem is a carbapenem antibiotic that is not metabolized by SYN-004. Patients in Cohorts 2 and 3 will be administered piperacillin/tazobactam and cefepime respectively, each of which can be metabolized by SYN-004. The trial is also designed to evaluate potential protective effects of SYN-004 on the gut microbiome as well as generate preliminary information on potential therapeutic benefits and patient outcomes of SYN-004 in allogeneic HCT recipients. The trial is expected to enroll up to 36 participants with three sequential cohorts, each evaluating a different study-assigned IV beta-lactam antibiotic. Safety and pharmacokinetic data for each cohort will be reviewed by an independent Data and Safety Monitoring Committee that will make a recommendation on whether to proceed to the next IV beta-lactam antibiotic. More information on the study is available here (NCT04692181).

About SYN-004 (ribaxamase)

SYN-004 (ribaxamase) is an oral prophylactic therapy designed to degrade certain IV beta-lactam antibiotics within the GI tract and maintain the natural balance of the gut microbiome for the prevention of Clostridioides difficile infection (CDI), overgrowth of pathogenic organisms, the emergence of antimicrobial resistance (AMR) and acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. Allogeneic HCT recipients routinely receive long courses of IV beta-lactam antibiotics to treat infection following conditioning therapy. Antibiotic-mediated damage of the gut microbiome in allogeneic HCT recipients may lead to adverse outcomes including CDI, VRE colonization and potentially fatal bacteremia and aGVHD. A previously completed placebo-controlled Phase 2b clinical trial of 412 patients demonstrated SYN-004 protected the gut microbiome from antibiotic-mediated dysbiosis. Patients who received SYN-004 also demonstrated significantly better maintenance and recovery of the gut microbiome as well as lower incidences of new colonization by opportunistic and potentially pathogenic microorganisms such as VRE.

About Theriva Biologics, Inc.

Theriva Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding SYN-004 (ribaxamase) being intended to address key limitations of broad-spectrum IV beta-lactam antibiotics and potentially improve treatment outcomes with this important and widely used class of therapeutics, plans to continue to explore the therapeutic potential of SYN-004 and its ability to reduce serious adverse events in patients with hematologic cancers undergoing allogeneic HCT, providing further updates on the Company’s progress, and the study enrolling up to 36 participants with three sequential cohorts, each evaluating a different study-assigned IV beta-lactam antibiotic. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the SYN-004’s ability to address key limitations of broad-spectrum IV beta-lactam antibiotics and potentially improve treatment outcomes with this important and widely used class of therapeutics, the Company’s and VCN’s ability to reach clinical milestones when anticipated including enrolling the expected number of patients in each trial, , the Company’s and VCN’s product candidates, including SYN-004, demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608